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                                                              Exhibit 99.(a)(21)

Exhibit (a)(21)
[Form of Notification Letter to BroadVision Employees, to be dated and sent on June 7, 2001 and June 8, 2001]

To:       [Employee Name]

From:     [Stock Administration]

Date:     [June 7, 2001] or [June 8, 2001]

Re:       Stock Option Cancellation

--------------------------------------------------------------------------------

Thank you for your participation in the Stock Option Exchange Program. The following is a list of stock option(s) held by you. This list also indicates your election decision. All options that you have elected to exchange have been cancelled effective May 25, 2001 in exchange for the right to receive replacement option(s):


Option Number       Grant Date          Number of Shares Subject to Option       Election Decision
-------------       ----------          ----------------------------------       -----------------
_____________       __/__/__            ________________                         _________________

_____________       __/__/__            ________________                         _________________


NON-EXCHANGED OPTIONS

The options you have elected not to exchange will remain unchanged.

REPLACEMENT OPTIONS

You will receive a replacement option covering the same number of shares for each of the cancelled option(s). The replacement option(s) will be granted on November 27, 2001 (the "Replacement Option Grant Date"). The exercise price of your replacement option(s) will be the fair market value of our common stock as reported on NASDAQ on the day prior to the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT YOUR REPLACEMENT OPTION(S) WILL HAVE A LOWER EXERCISE PRICE THAN THE STOCK OPTION(S) YOU EXCHANGED.

[FOR EMPLOYEES HIRED BEFORE DECEMBER 2000: Your replacement option(s) will vest monthly starting on May 1, 2001 such that you will be fully vested in the replacement options on May 1, 2005./ FOR EMPLOYEES HIRED AFTER NOVEMBER 2000: Your replacement option(s) will cliff vest on the first day of the month in which the first anniversary of your date of hire occurs. The extent of vesting will be equal to the number of whole months between May 1, 2001 and the cliff vesting date. The balance of your replacement option(s) will vest monthly such that you will be fully vested on May 1, 2005./ FOR EMPLOYEES WHO EXCHANGED REFERRAL BONUS OPTIONS: Your replacement option(s) for a referral bonus that you exchanged will vest monthly starting on May 1, 2001 and will be fully vested on May 1, 2003.]

[FOCAL STOCK OPTION AWARD

You have also been awarded a Focal Stock Option of _____ shares.
[FOR EMPLOYEES WHO DID NOT ELECT TO EXCHANGE THEIR OPTIONS: Your Focal Option was granted on May 25, 2001. The exercise price of your Focal Option is $7.39/ FOR EMPLOYEES WHO HAVE ELECTED TO EXCHANGE THEIR OPTIONS: Your Focal Option will be granted on the Replacement Option Grant Date, November 27, 2001. The exercise price of your Focal Option will be the fair market value of our common stock as reported on NASDAQ on the day prior to the Replacement Option Grant Date.]

[FOR EMPLOYEES HIRED BEFORE JUNE 2000: Your Focal Option will vest monthly starting on May 1, 2001 such that you will be fully vested in the Focal Option on May 1, 2005./ FOR EMPLOYEES HIRED AFTER JUNE 2000: Your Focal Option will cliff vest on the first day of the month in which the first anniversary of your date of hire occurs. The extent of vesting will be equal to the number of whole months between May 1, 2001 and the cliff vesting date. The balance of your Focal Option will vest monthly such that you will be fully vested on May 1, 2005.]]